Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-165387) and Forms S-8 (No. 333-53340, No. 333-76079 and No. 333-124567) of Bluefly, Inc. of our report dated February 16, 2011 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ WeiserMazars LLP

New York, New York
February 16, 2011